EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 27, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Argan, Inc. on Form 10-K for the year ended January 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Argan, Inc. on Forms S-3 (File No. 333-208913, File No. 333-109528, File No. 333-122991, File No. 333-135192, File No. 333-140755, File No. 333-140782, File No. 333-152366, and File No. 333-179492) and on Forms S-8 (File No. 333-239461, File No. 333-225923, File No. 333-208914, File No. 333-143788, File No. 333-192103, File No. 333-175598, and File No. 333-273210).

/s/ GRANT THORNTON LLP

Arlington, Virginia
March 27, 2025